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Exhibit 10.195

SECOND AMENDMENT TO
PROSPECT MEDICAL HOLDINGS, INC.
1998 STOCK OPTION PLAN

        1.     The purpose of this Second Amendment to the 1998 Stock Option Plan (the "Plan") of Prospect Medical Holdings, Inc. (the "Company"), effective as of May 7, 2004, is to amend the Plan to provide for the reservation and availability for grant and issuance of a maximum aggregate number of 2,040,000 shares of the Company's common stock ("Option Pool Amount"). Options that have terminated, whether by forfeiture or otherwise, or have been surrendered pursuant to an option exchange program will not count against the Option Pool Amount.

        As amended, the number of shares reserved and available for grant and issuance under the Plan at any time is calculated by subtracting from the Option Pool Amount the number of shares that corresponds to the number of stock options the Company has previously issued under the Plan that have either been exercised or have not been exercised and remain outstanding.

        2.     By way of formal adoption and approval of the amendments described above, the following specific amendments to the Plan are hereby made.

  (a)
  Paragraph 2.1 of the Plan is hereby amended in its entirety as follows:

    "2.1 Number of Shares Available. Subject to Section 13, the total number of Shares reserved and available for grant and issuance pursuant to the Plan shall be that number of shares derived by subtracting from the Option Pool Amount (as hereinafter defined) the number of shares that corresponds to the number of stock options the Company has previously issued under the Plan that have either been exercised or have not been exercised and remain outstanding; provided, however that the maximum number of Shares that may be issued under the Plan to each Participant who is subject to Section 162(m) of the Code shall be limited to 750,000 Shares.

    The Option Pool Amount ("Option Pool Amount") shall consist of the maximum aggregate number of 2,040,000 shares of the Company's common stock.

    Subject to Section 13, Shares reserved for issuance pursuant to Options granted under this Plan shall again be available for grant and issuance, in connection with future Options granted under the Plan, in the event that they: (a) are subject to an Option that otherwise terminates, whether by forfeiture or otherwise, without such Shares being issued and for which the Participant did not receive any benefits of ownership or (b) have been surrendered pursuant to an option surrender or option exchange program.

  (b)
  Section 14 of the Plan is hereby amended in its entirety as follows:

    "14. Adoption and Stockholder Approval.

    The Plan shall become effective on the date that it is adopted by the Board the "Effective Date"). Amendments to the Plan ("Amendments") shall become effective on the date that they are adopted by the Board (the "Amendment Effective Date"). The Company shall submit any Amendments for approval by the stockholders of the Company at the next annual meeting of stockholders of the Company or pursuant to written stockholder consent to the extent necessary to comply with any required consent requirements contained in Section 16 of the Plan and/or as may be required by applicable law in order to obtain the advantages under NASD, Internal Revenue Service, SEC, and/or other regulations that approval of stockholders may bestow."

        3.     Except as above provided, the Plan shall remain unchanged and shall remain in full force and effect.

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  Exhibit 10.195